NEWS RELEASE

 Exhibit 99.1

Vanguard Natural Resources Reports First Quarter 2012 Results

HOUSTON—May 2, 2012--Vanguard Natural Resources, LLC (NYSE: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the quarter ended March 31, 2012.

Mr. Scott W. Smith, President and CEO, commented, “In addition to our strong quarterly results which allowed us to increase our distribution for the sixth consecutive quarter, we have taken several steps to improve our balance sheet.  With our equity offering in January and recent inaugural bond offering, we have significantly strengthened our financial flexibility to pursue our growth strategy through acquisitions.  We believe 2012 will be an exciting and active year and we look forward to deploying our capital into accretive acquisitions that will continue our track record of delivering superior results on behalf of our unitholders.”

Selected Financial Information

A summary of selected financial information follows. For consolidated financial statements, please see accompanying tables.
	Three Months Ended March 31,
	2012	2011
	($ in thousands, except per unit data)
Production (Boe/d)	13,569	13,273
Oil, natural gas and natural gas liquids sales	$82,717	$72,039
Realized gain (loss) on commodity derivative contracts	$(3,239)	$1,379
Unrealized loss on commodity derivative contracts	$(22,734)	$(72,560).
Operating expenses	$25,419	$18,554
Selling, general and administrative expenses	$4,972	$4,876
Depreciation, depletion, amortization, and accretion	$21,797	$19,827
Net Loss attributable to Vanguard unitholders	$(2,024)	$(30,412)
Adjusted Net Income attributable to Vanguard unitholders (1)	$21,612	$16,510
Adjusted Net Income per unit attributable to Vanguard unitholders (1)	$0.41	$0.55
Adjusted EBITDA attributable to Vanguard unitholders (1)	$53,239	$37,617
Interest expense	$5,905	$7,680
Drilling, capital workover and recompletion expenditures	$8,213	$3,454
Distributable Cash Flow (1)	$44,498	$28,323
Distributable Cash Flow per unit (1)	$0.86	$0.94

(1)
Non-GAAP financial measures. Please see Adjusted Net Income, Adjusted EBITDA and Distributable Cash Flow tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

Proved Reserves

Total proved oil and natural gas reserves at March 31, 2012 were 71.9 million barrels of oil equivalent, consisting of 52.7 million barrels of crude oil, condensate, and natural gas liquids and 115.3 billion cubic feet of natural gas.  Oil, condensate, and natural gas liquids reserves accounted for 73 percent of total proved reserves, and 87 percent of total proved reserves are developed.

First Quarter 2012 Highlights:

•
We increased our quarterly distribution for the sixth consecutive quarter. The $0.5925 per unit distribution declared for the first quarter of 2012 represents a 4% increase over the first quarter of 2011 and a 1% increase over fourth quarter 2011.

•
Adjusted EBITDA attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 42% to $53.2 million in the first quarter of 2012 from $37.6 million in the first quarter of 2011 and remained consistent with the $53.5 million recorded in the fourth quarter of 2011.

•
Distributable Cash Flow attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 57% to $44.5 million from the $28.3 million generated in the first quarter of 2011 and increased 20% from the $37.1 million generated in the fourth quarter of 2011.

•
We reported a net loss attributable to Vanguard unitholders for the quarter of $2.0 million or $(0.04) per basic unit compared to a reported net loss of $30.4 million or $(1.01) per basic unit in the first quarter of 2011.  The recent quarter includes $23.2 million of non-cash unrealized net losses in our commodity and interest rate derivatives contracts, a $0.3 million non-cash loss on the acquisition of oil and natural gas properties, and a $0.2 million non-cash compensation charge for the unrealized fair value of phantom units granted to management. The 2011 first quarter results included $71.5 million of unrealized net losses in our commodity and interest rate derivatives contracts, and a $0.2 million non-cash compensation charge for the unrealized fair value of phantom units granted to management.

•
Adjusted Net Income attributable to Vanguard unitholders (a non-GAAP financial measure defined below) was $21.6 million in the first quarter of 2012, or $0.41 per basic unit, as compared to $16.5 million, or $0.55 per basic unit, in the first quarter of 2011.

•
Reported average production of 13,569 BOE per day in the first quarter of 2012, up 2% over 13,273 BOE per day produced in the first quarter of 2011 and a 1% decrease from the fourth quarter of 2011.  On a BOE basis, crude oil, natural gas and natural gas liquids (“NGLs”) accounted for 56%, 33%, and 11% of our first quarter 2012 production, respectively.

During the quarter we produced 2,428 MMcf of natural gas, 692,173 Bbls of oil, and 137,881 Bbls of NGLs, compared to the 2,526 MMcf of natural gas, 685,047 Bbls of oil and 88,361 Bbls of NGLs produced in the first quarter of 2011.  Including the impact of our hedges in the first quarter of this year, we realized a net price of $6.01 per Mcf on natural gas sales, $86.66 per Bbl on crude oil sales, and $59.08 per barrel on NGL sales, for an average sales price of $66.99 per BOE (all excluding amortization of premiums paid).

Capital Expenditures and Operational Update

Capital expenditures for the drilling, capital workover and recompletion of oil and natural gas properties were approximately $8.2 million in the first quarter of 2012 compared to $3.5 million for the comparable quarter of 2011. Approximately $3.7 million was spent on operated properties, primarily focused on workovers, down-hole pumps, facilities and returning wells to production. The remaining $4.5 million was spent on our non-operated properties, with $2.5 million spent on drilling Bakken, Cleveland and Rock Springs wells and $1.3 million on projects related to the Gulf Coast acquisition closed in 2011. The balance was spent on waterfloods in the Permian Basin and other miscellaneous work.

On March 1, 2012, Encore Energy Partners Operating, LLC (“Encore”), a wholly owned subsidiary of Vanguard, entered into a Joint Operating Agreement with Oasis Petroleum North America, LLC (“Oasis), covering a 1280 acre drilling and spacing unit (“DSU”) in the Bakken play in Williams County, North Dakota. The transaction contemplates Oasis, a prominent Bakken operator, to commence the drilling of the Shepherd 5501 12-5H well prior to July 1, 2012, with Encore selling an Assignment of 50% of its held by production leasehold to Oasis for an aggregate sales price of approximately $1.0 million and participating in the drilling of the Shepherd well with a 25% working interest and a 23.25% net revenue interest. Proceeds from the sale of the leasehold interest to Oasis will fund approximately 40% of Encore’s costs attributable to its 25% working interest.  This Middle Bakken test well spudded on April 20, 2012 and will have an approximate 10,000’ lateral length and is offsetting several prolific Bakken producers operated by Oasis.

On March 30, 2012, Encore entered into a Participation Agreement and Joint Operating Agreement with Triangle USA Petroleum Corporation, (“Triangle”), that provides for the joint development of four 1280 acre DSU’s in the highly successful Bakken drilling area in the northern portion of McKenzie County, North Dakota.  Triangle, as operator of the joint venture, will commence the first Bakken long lateral test on or before September 1, 2012 and thereafter will drill subsequent wells every 150 days. In March 2012, Encore sold an assignment of approximately 50% of its leasehold interest to Triangle for an aggregate sales price of $4.4 million, retaining the remaining 50% working interest and will participate in the drilling and completion costs of the first four Bakken tests with an average working interest per well of approximately 20% and associated net revenue interest of 17.75%. Pending successful results of the initial test in each of the four DSU’s, infill drilling of additional wells is planned.

Recent Activities

In January 2012, we completed an offering of 8.2 million of our common units at a price of $27.71 per unit. The 8.2 million common units offering included 5.1 million of our common units (“primary units”) and 3.1 million common units (“secondary units”) offered by Denbury Onshore, LLC. We received proceeds of approximately $134.6 million from the offering of primary units, after deducting underwriting discounts of $5.5 million and offering costs of $0.4 million. We did not receive any proceeds from the sale of the secondary units. We used the total net proceeds from this offering to repay indebtedness outstanding under our reserve-based credit facility and our second lien term loan.

In February 2012, we entered in to an agreement for an exchange of our ownership interest in Ariana Energy, LLC, and Trust Energy Company, LLC, which holds the Company’s natural gas and oil assets in the Appalachian Basin for 1.9 million of our common units, valued at the closing price of our common units of $27.62 per unit at March 30, 2012, $52.5 million, with an effective date of January 1, 2012. We completed this transaction on March 30, 2012 for total non-cash consideration of $51.1 million, after closing adjustments of $1.4 million. As a result of the Appalachia exchange, on March 30, 2012, our borrowing base was reduced from $765.0 to $740.0 million.

On April 4, 2012, we completed a public offering of $350.0 million aggregate principal amount of 7.875% senior unsecured notes due 2020 at a public offering price of 99.274%, resulting in aggregate net proceeds of $339.6 million, after underwriting discounts and before expenses. The offering size was increased to $350.0 million from $300.0 million. Interest on the Senior Notes is payable on April 1 and October 1 of each year, beginning on October 1, 2012. We used a portion of the net proceeds from this offering to repay all indebtedness outstanding under our second lien term loan, and applied the balance of the net proceeds to outstanding borrowings under our reserve-based credit facility. Also, as a result of the completion of this offering, our borrowing base under our reserve-based credit facility was reduced from $740.0 million to $670.0 million.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of oil and natural gas price volatility on our cash flow from operations. We have mitigated some of the volatility through 2016 for crude oil and 2014 for natural gas by implementing a hedging program on a portion of our total anticipated production. At March 31, 2012, the fair value of commodity derivative contracts was a liability of approximately $43.4 million, of which $14.3 million settles during the next twelve months. Currently, we use fixed-price swaps, basis swaps, swaptions, puts, three-way collars and NYMEX collars to hedge oil and natural gas prices.

The following tables summarize new commodity derivative contracts put in place during the three months ended March 31, 2012:

	Year 2012	Year 2013	Year 2014	Year 2015	Year 2016
Gas Positions:
Fixed Price Swaps:
Notional Volume (Mmbtu)	—	1,277,500	2,432,725	—	—
Price ($/Mmbtu)	—	$5.16	$5.33	—	—
Oil Positions:
Put Spreads:
Notional Volume (Bbls)	—	—	—	255,000	—
Floor Price ($/Bbl)	—	—	—	$100.00	—
Put Sold ($/Bbl)	—	—	—	$75.00	—
Swaptions and Calls:
Notional Volume (Bbls)	—	—	365,000	179,945	622,200
Price ($/Bbl)	—	—	$125.00	$125.00	$125.00
Three-Way Collars:
Notional Volume (Bbls)	180,500	401,500	401,500	194,055	—
Floor Price ($/Bbl)	$100.00	$100.00	$100.00	$100.00	—
Ceiling Price ($/Bbl)	$110.73	$110.44	$110.44	$124.53	—
Put Sold ($/Bbl)	$75.85	$75.91	$75.91	$75.00	—

For a summary of all commodity and interest rate derivative contracts in place at March 31, 2012, please refer to our Quarterly Report on Form 10-Q which is expected to be filed on May 4, 2012.

Liquidity Update

At March 31, 2012, Vanguard had indebtedness under its reserve-based credit facility totaling $583.0 million with a borrowing base of $740.0 million and had $57.0 million outstanding under its senior secured second lien term loan. After consideration of the $350.0 million senior unsecured notes offering, our borrowing base was reduced by $70.0 million, resulting in an adjusted borrowing base of $670.0 million. We used a portion of the net proceeds of $339.6 million from the senior unsecured notes offering to repay all indebtedness outstanding under our second lien term loan, and applied the balance to pay down outstanding borrowings under our reserve-based credit facility. Taking this into consideration, as of May 1, 2012 there were $294.0 million of outstanding borrowings and $376.0 million of borrowing capacity under the reserve-based credit facility.

Cash Distributions

On May 15, 2012, the Company will pay a first quarter cash distribution of $0.5925 per unit to its unitholders of record as of May 8, 2012.  This quarterly distribution payment will represent an increase of 1% over the amount distributed for the fourth quarter of 2011 and will represent an approximate 4% increase from the amount distributed for the first quarter of 2011.

Conference Call Information

Vanguard will host a conference call today (May 2, 2012) to discuss its first quarter results at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (888) 549-7750 or (480) 629-9866 for international callers and ask for the “Vanguard Natural Resources Earnings Call.”  The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until June 2, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4532676#.  A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at lgodfrey@vnrllc.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, South Texas, the Williston Basin in North Dakota and Montana, Mississippi, and the Arkoma Basin in Arkansas and Oklahoma.  More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC
Operating Statistics
(Unaudited)

	Three Months Ended March 31,
	2012 (a)	2011 (b)
Average realized prices (c):
Oil (Price/Bbl)	$93.04	$81.81
Natural Gas (Price/Mcf)	$4.19	$4.36
NGLs (Price/Bbl)	$59.08	$55.85
Combined (Price/BOE)	$66.99	$60.27

Total production volumes:
Oil (Bbls)	692,173	685,047
Natural Gas (MMcf)	2,428	2,526
NGLs (Bbls)	137,881	88,361
Combined (MBOE)	1,235	1,196

Average daily production volumes
Oil (Bbls/day)	7,606	7,611
Natural Gas (MMcf)	26,684	28,076
NGLs (Bbls)	1,515	982
Combined (MBOE)	13,569	13,273

(a)	The Wyoming II Acquisition closed on March 30, 2012, and as such, no operations are included in the three month period ended March 31, 2012.

(b)
Production from the properties acquired related to the ENP Purchase during 2011 through the date of the completion of the ENP Merger on December 1, 2011 was subject to a 53.4% non-controlling interest in ENP.

(c)	Excludes results from hedging activities.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)
	Three Months Ended March 31,
	2012 (a)	2011 (b)
Revenues:
Oil, natural gas and natural gas liquids sales	$82,717	$72,039
Loss on commodity cash flow hedges	—	(1,071)
Realized gain (loss) on commodity derivative contracts	(3,239)	1,379
Unrealized loss on commodity derivative contracts	(22,734)	(72,560)
Total revenues	56,744	(213)

Costs and expenses:
Production:
Lease operating expenses	18,559	12,332
Production and other taxes	6,860	6,222
Depreciation, depletion, amortization, and accretion	21,797	19,827
Selling, general and administrative expenses	4,972	4,876
Total costs and expenses	52,188	43,257

Income (loss) from operations	4,556	(43,470)

Other income and (expense):
Interest expense	(5,329)	(6,787)
Realized loss on interest rate derivative contracts	(576)	(893)
Unrealized gain (loss) on interest rate derivative contracts	(421)	1,102
Loss on acquisition of natural gas and oil properties	(330)	—
Other	76	(2)
Total other income (expense)	(6,580)	(6,580)

Net loss	(2,024)	(50,050)
Less: Net loss attributable to non-controlling interest	—	(19,638)
Net loss attributable to Vanguard unitholders	$(2,024)	$(30,412)

Net loss per unit:
Common & Class B units – basic & diluted	$(0.04)	$(1.01)

Weighted average units outstanding:
Common units – basic & diluted	52,067	29,725
Class B units – basic & diluted	420	420

(a)	The Wyoming II Acquisition closed on March 30, 2012, and as such, no operations are included in the three month period ended March 31, 2012.

(b)	The operating results of the subsidiaries we acquired in the ENP Purchase through the date of the completion of the ENP Merger on December 1, 2011 were subject to a 53.4% non-controlling interest.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	March 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,244	$2,851
Trade accounts receivable, net	49,075	48,046
Derivative assets	786	2,333
Other current assets	2,894	3,462
Total current assets	57,999	56,692

Oil and natural gas properties, at cost	1,385,303	1,549,821
Accumulated depletion, amortization and impairment	(221,623)	(331,836)
Oil and natural gas properties evaluated, net – full cost method	1,163,680	1,217,985

Other assets
Goodwill	420,955	420,955
Derivative assets	2,041	1,105
Other assets	20,376	19,626
Total assets	$1,665,051	$1,716,363

Liabilities and members’ equity

Current liabilities
Accounts payable:
Trade	$3,599	$7,867
Affiliates	1,637	718
Accrued liabilities:
Lease operating	5,371	5,828
Developmental capital	1,402	563
Interest	201	103
Production and other taxes	12,459	12,768
Derivative liabilities	17,289	12,774
Deferred swap premium liability	4,655	275
Oil and natural gas revenue payable	4,555	505
Other	4,616	4,437
Total current liabilities	55,784	45,838

Long-term debt	640,000	771,000
Derivative liabilities	35,575	20,553
Asset retirement obligations	34,680	34,776
Other long-term liabilities	3,651	275
Total liabilities	769,690	872,442

Commitments and contingencies

Members’ equity
Members’ capital, 51,574,275 common units issued and outstanding at March 31, 2012 and 48,320,104 at December 31, 2011	891,401	839,714
Class B units, 420,000 issued and outstanding at March 31, 2012 and December 31, 2011	3,960	4,207
Total members’ equity	895,361	843,921
Total liabilities and members’ equity	$1,665,051	$1,716,363

Use of Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net loss attributable to Vanguard unitholders in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net loss attributable to Vanguard unitholders plus:

•	For 2011, net loss attributable to the non-controlling interest.

The result is net loss which includes the non-controlling interest for 2011. From this we add or subtract the following:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Net losses on acquisition of oil and natural gas properties;

•	Deferred taxes;

•	Unit-based compensation expense;

•	Unrealized fair value of phantom units granted to officers;

•	Material transaction costs incurred on acquisitions and mergers;

•
For 2011, non-controlling interest amounts attributable to each of the items above from the beginning of year through the completion of the Encore Merger on December 1, 2011, which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	For 2011, administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net loss attributable to Vanguard unitholders in accordance with GAAP.  Distributable Cash Flow is a non-GAAP financial measure that is defined as net loss attributable to Vanguard unitholders plus:

•	For 2011, net loss attributable to the non-controlling interest.

The result is net loss which includes the non-controlling interest for 2011.  From this we add or subtract the following:

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Net losses on acquisition of oil and natural gas properties;

•	Deferred taxes;

•	Unit-based compensation expense;

•	Unrealized fair value of phantom units granted to officers;

•	Material transaction costs incurred on acquisitions and mergers;

•
For 2011, non-controlling interest amount attributable to each of the items above from the beginning of year through the completion of the Encore Merger on December 1, 2011, which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	For 2011, administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

Less:

•	Drilling, capital workover and recompletion expenditures.

Plus:

•	Proceeds from the sale of leasehold interests.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its quarterly distribution.  Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment.  As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis.  Distributable Cash Flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted EBITDA (a) and Distributable Cash Flow
(Unaudited)
(in thousands)
	Three Months Ended March 31,
	2012 (b)	2011 (c)
Net loss attributable to Vanguard unitholders	$(2,024)	$(30,412)
Net loss attributable to non-controlling interest	—	(19,638)
Net loss	(2,024)	(50,050)
Plus:
Interest expense, including realized losses on interest rate derivative contracts	5,905	7,680
Depreciation, depletion, amortization, and accretion	21,797	19,827
Amortization of premiums paid on derivative contracts	3,234	4,367
Amortization of value on derivative contracts acquired	—	52
Unrealized losses on commodity and interest rate derivative contracts	23,155	71,458
Loss on acquisition of oil and natural gas properties	330	—
Deferred taxes	(70)	112
Unit-based compensation expense	761	479
Unrealized fair value of phantom units granted to officers	151	212
Adjusted EBITDA before non-controlling interest	53,239	54,137
Non-controlling interest attributable to adjustments above	—	(17,260)
Administrative services fees eliminated in consolidation	—	740
Adjusted EBITDA attributable to Vanguard unitholders	53,239	37,617
Plus:
Interest expense, net	(5,905)	(7,680)
Drilling, capital workover and recompletion expenditures	(8,213)	(3,454)
Proceeds from the sale of leasehold interests	5,377	—
Non-controlling interest	—	1,840
Distributable Cash Flow	$44,498	$28,323

Distributable Cash Flow per unit	$0.86	$0.94

(a)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b)	The Wyoming II Acquisition closed on March 30, 2012, and as such, no operations are included in the three month period ended March 31, 2012.

(c)
Results of operations from oil and gas properties acquired in the ENP Purchase during 2011 through the date of the completion of the ENP Merger on December 1, 2011 were subject to a 53.4% non-controlling interest.

Adjusted Net Income

We present Adjusted Net Loss in addition to our reported net loss attributable to Vanguard unitholders in accordance with GAAP.  Adjusted Net Loss is a non-GAAP financial measure that is defined as net loss attributable to Vanguard unitholders plus:

•	For 2011, net loss attributable to the non-controlling interest.

The result is net loss which includes the non-controlling interest for 2011.  From this we add or subtract the following:

•	Unrealized losses on commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Unrealized fair value of phantom units granted to officers;

•	Net losses on acquisition of oil and natural gas properties;

•	Material transaction costs incurred on acquisitions and mergers;

•
For 2011, non-controlling interest amount attributable to each of the items above from the beginning of year through the completion of the Encore Merger on December 1, 2011which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	For 2011, administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and non-cash oil and natural gas property impairment charge will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results.  Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted Net Income
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

NNet loss attributable to Vanguard unitholders	$(2,024)	$(30,412)
Net loss attributable to non-controlling interest	—	(19,638)
NNet loss	$(2,024)	$(50,050)
Plus (Less):
Unrealized loss on commodity derivative contracts	22,734	72,560
Unrealized (gain) loss on interest rate derivative contracts	421	(1,102)
Unrealized fair value of phantom units granted to
officers	151	212
Loss on acquisition of oil and natural gas properties	330	—
Total adjustments	23,636	71,670
Adjusted net income before non-controlling interest	21,612	21,026
Non-controlling interest attributable to items above	—	(5,850)
Administrative services fees eliminated in consolidation	—	740
Adjusted Net Income attributable to Vanguard unitholders	$21,612	$16,510

NNet loss per unit attributable to Vanguard unitholders	$(0.04)	$(1.01)
Net loss attributable to non-controlling interest	—	(0.65)
NNet loss per unit:	$(0.04)	$(1.66)
Plus (Less):
Unrealized loss on commodity derivative contracts	0.43	2.41
Unrealized (gain) loss on interest rate derivative contracts	0.01	(0.04)
Unrealized fair value of phantom units granted to officers	—	0.01
Loss on acquisition of oil and natural gas properties	0.01	—
Non-controlling interest attributable to items above	—	(0.19)
Administrative services fees eliminated in consolidation	—	0.02
Adjusted Net Income per unit attributable to Vanguard unitholders	$0.41	$0.55

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com